Issuer Free Writing Prospectus, dated December 13, 2010
Filed Pursuant to Rule 433 under the Securities Act of 1933, as amended
Supplementing the Preliminary Prospectus Supplement, dated December 13, 2010
Registration No. 333-171126
$250,000,000
Brown-Forman Corporation
5-Year Fixed Rate Senior Unsecured Notes
Term Sheet

Issuer:	Brown-Forman Corporation
Size:	$250,000,000
Security Type:	SEC Registered Senior Unsecured Notes
Coupon:	2.500%
Maturity:	January 15, 2016
Public Offering Price:	99.360%
Price to Brown-Forman:	98.760%
Yield:	2.635%
Spread:	T + 75 bps
Benchmark Treasury:	1.375% due November 30, 2015
Benchmark Treasury Price and Yield:	97-19; 1.885%
Coupon Dates:	The 15th day of each January and July
First Coupon:	July 15, 2011
Settlement:	T+3 (December 16, 2010)
Optional Redemption:	Make-Whole Call + 15 bps
Day Count:	30/360
CUSIP/ISIN:	115637 AK6 / US115637AK60
Joint Book-Running Managers:	Citigroup Global Markets Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Barclays Capital Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC
Co-Managers:	Fifth Third Securities, Inc. PNC Capital Markets LLC SunTrust Robinson Humphrey, Inc. Scotia Capital (USA) Inc. U.S. Bancorp Investments, Inc. Rabo Securities USA, Inc. UniCredit Capital Markets, Inc.
The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-877-858-5407 or Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322.